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                 July 28, 2023

       Keyvan Mohajer
       Chief Executive Officer
       SOUNDHOUND AI, INC.
       5400 Betsy Ross Drive
       Santa Clara, CA 95054

                                                        Re: SOUNDHOUND AI, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed July 24, 2023
                                                            File No. 333-273393

       Dear Keyvan Mohajer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Matthew Derby, Legal
       Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Matthew Bernstein